    PRIVILEGED AND CONFIDENTIAL

Names
Address

Dear _______________:

WHEREAS, Alexander & Baldwin, Inc., a Hawaii corporation (the "Company") considers it essential to the best interests of the Company and its shareholders to encourage the continued employment of key management personnel;
WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's top management, including you, to their assigned duties without distraction from the possibility of a change in control of the Company.
NOW, THEREFORE, to persuade you to remain in the employ of the Company, effective as of ___________ (the "Effective Date"), the Company agrees that you will receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Company is terminated under certain circumstances as described in this Agreement.
If you are or become an officer of a subsidiary of the Company, whether or not you are also an employee of the Company, any reference herein to your employment by the Company shall be deemed to include such subsidiary.
1.Term and Operation of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect through December 31, ___. Commencing on January 1, ___ and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than December 1 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement, provided that, notwithstanding any such notice by the Company not to extend this Agreement, this Agreement shall continue in effect for a period of twenty-four months following a Change in Control of the Company (as defined in Section 2(b)) that occurs during the term of this Agreement, after which period this Agreement shall automatically terminate.
2.Definitions.
(a)Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board, which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection (a), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.
(b)Change in Control of the Company. For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in ownership or control of the Company effected through any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Company's stockholders, unless securities representing 50% or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;
(ii)a sale, transfer or other disposition of all or substantially all of the Company's assets;
(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the 12-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) 35% or more of the total combined voting power of the Company's securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's existing stockholders; or
(iv)a change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
A Change in Control of the Company shall occur only if such event also constitutes a "change in the ownership", "change in effective control", and/or a "change in the ownership of a substantial portion of assets" of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5).
(c)Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a resignation for Good Reason shall be in accordance with the timing set forth in Section 2(f)).

(d)Disability. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for six consecutive months, as a result of your incapacity due to physical or mental illness, unless within 30 days after a Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full-time performance of your duties.
(e)Fair Market Value. "Fair Market Value" per Share on any relevant date shall be determined in accordance with the following provisions:
(i)    If the Shares are at the time traded on a stock exchange, then the Fair Market Value shall be the closing selling price per Share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the stock exchange serving as the primary market for the Shares, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Shares are then primarily traded. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii)    If the Share are at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Board to be the primary market for the Shares, then the Fair Market Value shall be the closing selling price per Share on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price of a Share on the last preceding date for which such quotation exists.
(f)Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following occurring subsequent to a Change in Control of the Company or within 60 days prior to a Change in Control of the Company under the circumstances described in clauses (B) and (C) of the definition for a Termination Prior to a Change in Control:
(i)a material diminution by the Company of your authority, duties or responsibilities;
(ii)a material change in the geographic location at which you must perform services (which, for purposes of this Agreement, means relocation of the offices of the Company at which you are principally employed to a location that increases your commute to work by more than 50 miles);
(iii)a material diminution in your base salary; or
(iv)any action or inaction that constitutes a material breach by the Company of this Agreement.
You must provide written Notice of Termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your Notice of Termination. If the Company does not correct the act or failure to act, your employment will terminate for Good Reason on the first business day following the Company's 30-day cure period.
(g)Notice of Termination. Any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(h)Qualifying Termination. "Qualifying Termination" shall have the meaning set forth in Section 3(a).
(i)Share. "Share" shall mean a share of common stock of the Company.
(j)Termination Prior to a Change in Control. "Termination Prior to a Change in Control" shall have the meaning set forth in Section 3(a).
3.Compensation on Qualifying Termination.
(a)Qualifying Termination. If a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 3(b) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (i) because of your death, (ii) by the Company for Cause or Disability or (iii) by you other than for Good Reason (each, a "Termination Following a Change in Control"). In addition, you shall be entitled to the benefits provided in Section 3(b) hereof if (A) your employment is terminated by the Company without Cause prior to a Change in Control of the Company and such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company, (B) you resign for Good Reason prior to a Change in Control of the Company and the circumstance or event that constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company, or (C) your employment is terminated by the Company without Cause or by you for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control of the Company, and in each of clause (A), (B) and (C), a Change in Control of the Company is consummated within 60 days following such termination (a "Termination Prior to a Change in Control" and together with a Termination Following a Change in Control, a "Qualifying Termination").
(b)Compensation upon Qualifying Termination. If your employment is terminated by reason of a Qualifying Termination, and you timely execute and do not revoke a release of claims in the form provided by the Company (the "Release"), then you shall be entitled to the benefits provided below:
(i)the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to you through the Date of Termination under the terms of the Company's compensation, benefit and insurance plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to you, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason;
(ii)in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than 60 days following the Date of Termination in the event of a Termination Following a Change in Control (or not later than the 60th day following the closing of a Change in Control of the Company in the event of a Termination Prior to a Change in Control), a lump sum severance payment (together with the payments provided in subsections (b) (iii), (iv), (v), (vi) and (vii) the "Severance Payments") equal to two times the sum of (A) your annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (B) your target annual bonus under any annual bonus or annual incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason;
(iii)notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company shall pay to you in one sum in cash not later than the 60 days following the Date of Termination in the event of a Termination Following a Change in Control (or not later than the 60th day following the closing of a Change in Control of the Company in the event of a Termination Prior to a Change in Control), an amount equal to the sum of (A) any incentive compensation which has been awarded or allocated for any completed fiscal year or other measuring period preceding that in which the Date of Termination occurs but has not yet been paid, and (B) a pro rata portion of the aggregate value of all contingent awards to you for which the performance periods have not been completed calculated by multiplying for each such award, (1) a fraction, the numerator of which shall be the number of full months elapsed during the performance period for such award prior to the Date of Termination, and the denominator of which shall be the total number of months contained in such performance period, by (2) the amount of the award which would have been payable to you following completion of such performance period at the "TARGET" (fully competent) level of performance as described in the plan documents and the individual award agreements, by (3) with respect to awards denominated in Shares, the Fair Market Value of a Share on the Date of Termination;
(iv)in lieu of Shares issuable upon the exercise of each outstanding option ("Option"), if any, granted to you under any stock option or other plan of the Company (which Options shall be canceled upon the making of the payment referred to below), you shall receive in one sum in cash not later than 60 days following the Date of Termination in the event of a Termination Following a Change in Control (or not later than the 60th day following the closing of a Change in Control of the Company in the event of a Termination Prior to a Change in Control) an amount equal to the product of (A) the difference (to the extent that such difference is a positive number) obtained by subtracting the per Share exercise price of the Option, whether or not then fully exercisable, from the closing price of a Share, as reported on the principal national securities exchange on which the Shares are then listed or, if the Shares are not then listed on such an exchange, on the automated quotation system operated by the National Association of Security Dealers, Inc., on the Date of Termination (or the last trading date prior thereto) and (B) the number of Shares then covered by such Option;
(v)the Company shall reimburse you for reasonable legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder). Such payments shall be made within five business days after delivery of your written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall any such payments be made later than the last day of your taxable year following the taxable year in which the fee or expense was incurred;
(vi)the Company shall reimburse you for individual outplacement counseling services in an amount not to exceed $10,000.00; provided, however, that in no event shall any such reimbursement be made later than the last day of your 2nd taxable year following the taxable year in which the Date of Termination occurs; and
(vii)the Company shall maintain or cause to be maintained in full force and effect, for your continued benefit, for a period of two years, all life insurance, health insurance and dental insurance, in which you participated or were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is permitted under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred or would result in the Company being in violation of, or incurring any fine, penalty or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder) the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs, or shall pay you a taxable cash payment equal to the employer cost of providing such benefits under Company plans and programs, as determined by the Company. At the end of such two-year period, you will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs. Benefits (or payments) otherwise receivable by you pursuant to this subsection (vii) shall be reduced to the extent benefits of the same type are received by or made available to you during the two-year period following your termination of employment (and any such benefits received by or made available to you shall be reported by you to the Company); provided, however, that the Company shall reimburse you for the excess, if any, of the cost of such benefits to you over such cost immediately prior to the Date of Termination or, if more favorable to you, the first occurrence of an event or circumstance constituting Good Reason. If the Severance Payments shall be decreased pursuant to Section 4 hereof, and the benefits which remain payable under this subsection (vii) after the application of Section 4 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five business days following such reduction, pay to you the least of (A) the amount of the decrease made in the Severance Payments pursuant to Section 4 hereof, (B) the amount of the subsequent reduction in the benefits under this subsection (vii), or (C) the maximum amount which can be paid to you without being, or causing any other payment to be, nondeductible by reason of Section 280G of the Code.
4.Compensation upon Termination other than a Qualifying Termination. If your employment shall be terminated other than by reason of a Qualifying Termination, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.
5.Code Section 280G.

(a)Notwithstanding any other provisions of this Agreement, if any payments or benefits received or to be received by you in connection with a Change in Control of the Company or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person (all such payments and benefits, the "Total Payments") would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the non-cash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5.
(b)All determinations to be made under this Section 5 shall be made by an independent certified public accounting firm selected by the Company and agreed to by you immediately prior to the change-in-ownership or -control transaction (the "Accounting Firm"). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and you within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and you. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 5 shall be borne solely by the Company.
6.Mitigation. You shall not be required to mitigate the amount of any payment provided for in Section 3(b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 3(b) (other than Section 3(b)(vii)) be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, by offset against any amount claimed to be owed by you to the Company, or otherwise.
7.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder ("Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to you under this Agreement providing for payment of amounts on termination of employment unless you would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A; and for purposes of determining whether you have incurred a "separation from service" under Section 1.409A-1(h) of the regulations promulgated under Section 409A by the United States Treasury Department, "50 percent" shall be substituted for "20 percent" each place that the latter appears in Section 1.409A-1(h)(1)(ii). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. In no event may you, directly or indirectly, designate the fiscal year of a payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of the Release, directly or indirectly, result in you designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding anything in this Agreement to the contrary, if your employment is terminated due to a Termination Prior to a Change in Control, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts payable to you hereunder, to the extent not in excess of the amount that you would have received under any other severance plan or arrangement with the Company that is not contingent on the occurrence of a Change in Control of the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to you in accordance with the provisions of this Agreement. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if you are considered a "specified employee" for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or upon your death, if earlier), together with interest calculated from the fifth day following separation from service until the date of payment, at an interest rate equal to 120% of the short-term applicable federal rate for a semi-annual compounding period under Section 1274(d) of the Code, applicable for the month in which the participant's separation from service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal rate under Section 1274(d) of the Code.
8.Successors; Binding Agreement.
(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to, prior to such succession, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.
(b)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
9.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the

Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
10.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. This Agreement constitutes the sole agreement of the parties and terminates, replaces, and supersedes all previous representations, understandings, and agreements of the parties with respect to the subject matter herein, whether written or oral, express or implied, rendering such previous representations, understandings, and agreements null and void.
11.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Hawaii without regard to rules governing conflicts of law.
12.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Honolulu, Hawaii, in accordance with the rules of Dispute Prevention & Resolution, Inc. then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement that will then constitute our agreement on this subject, upon execution by the Company.
Dated this _____ day of ________________:

Signature Print Name	ALEXANDER & BALDWIN, INC.

By Derek T. Kanehira Senior Vice President